SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
March 2, 2009
Date of Report (Date of earliest event reported)
Anchor BanCorp Wisconsin Inc.
(Exact Name of Registrant as Specified in its Charter)
Wisconsin
(State or Other Jurisdiction of Incorporation)

00020006	391726871
(Commission File Number)	(IRS Employer Identification No.)
25 West Main Street, Madison, Wisconsin 57303
(Address of Principal Executive Office) (Zip Code)
608-252-8982
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 2, 2009, Anchor BanCorp Wisconsin Inc. (the “Company”) entered into Amendment No. 3 (the “Amendment”) to the Amended and Restated Credit Agreement, dated as of June 9, 2008 (the “Credit Agreement”), among the Company; the lenders from time to time a party thereto, and U.S. Bank National Association, as administrative agent for such lenders (the “Agent”).
     The Amendment provides the following:
•	the Company must pay in full the outstanding balance under the Credit Agreement on May 29, 2009.

•	the outstanding balance under the Credit Agreement from time to time shall bear interest equal to (i) 6% per annum or the prime rate of interest announced by the Agent from time to time plus (ii) 2%.

•	the lenders have no obligation to make additional loans to the Company and amounts repaid by the Company may not be reborrowed.

•	no later than one business day after the date that the Company receives net proceeds of a financing transaction from the sale of equity securities, the Company must prepay the then outstanding balance under the Credit Agreement by an amount not less than the net proceeds so received.

•	the Company will diligently continue its efforts to raise additional capital (whether by a secondary public offering, a private investment or the sale of assets) to provide funds to repay or prepay the outstanding balance under the Credit Agreement.

•	on the first and fifteen day of each month, the Company must deliver to the Agent a written progress report regarding the status of the Company’s capital raising efforts.

•	no later than March 31, 2009, the Company must take such action as is necessary in order that the Company receives proceeds from a loan from the AnchorBank, fsb in an amount sufficient to pay: (i) the aggregate interest that would accrue on the outstanding balance under the Credit Agreement during the period from March 1, 2009 through December 31, 2009 and deposit such amount in an escrow account; and (ii) the aggregate dividends required to be paid on the Company’s Fixed Rate Cumulative Preferred Stock, Series B during such period.

•	on or about April 15, 2009 (as specified by the Agent upon reasonable advance notice), the Company will meet with the Agent and the lenders to discuss any desirable amendments to the Credit Agreement and related documents, including, without limitation, an extension of the maturity date, an adjustment to the interest rate on the outstanding balance and covenant revisions.
     The total outstanding balance under the Credit Agreement as of March 2, 2009 was $116.3 million. Under the Amendment, the Agent and the lenders agree to forbear from exercising their rights and remedies against the Company until the earliest to occur of the following: (i) the occurrence of any event of default other than those existing on the date of the Amendment and disclosed by the Company to the lenders; or (ii) May 29, 2009.
     The Credit Agreement and the Amendment also contain customary representations, warranties, conditions, and events of default for agreements of such type.
     The description above is a summary of the terms of the Amendment. This description does not purport to be complete and it is qualified in its entirety by reference to the Amendment, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.
      A copy of the press release issued by the Company on March 2, 2009 in connection with the Amendment is attached as Exhibit 99.1.
Item 1.02. Termination of a Material Definitive Agreement.
      On March 2, 2009, the Company and each of Douglas J. Timmerman, the Chairman of the Board of Directors and Chief Executive Officer of the Company, Mark D. Timmerman, the Executive Vice President, Secretary and General Counsel of the Company, and J. Anthony Cattelino, Executive Vice President and Recording Secretary of the Company, agreed that, given both present economic conditions and the need to more fully review the executive compensation limits contained in the government’s TARP capital purchase program, in which the Company has elected to participate, the Company would not extend the term of their respective employment agreements for an additional one-year period.
      Under the respective employment agreements, the employment terms of Douglas J. Timmerman and Mark D. Timmerman expire on May 31, 2011 and the employment term of Anthony Cattelino expires on May 31, 2010.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits
     10.1 Amendment No. 3, dated as of March 2, 2009, to the Amended and Restated Credit Agreement, dated as of June 9, 2008
     99.1   Anchor BanCorp Wisconsin Inc. Press Release dated March 2, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name
Date: March 3, 2009	By:	/s/ Mark D. Timmerman
Executive Vice President, Secretary
and General Counsel

EXHIBIT TABLE

Exhibit	Description
10.1	Amendment No. 3, dated as of March 2, 2009, to the Amended and Restated Credit Agreement, dated as of June 9, 2008

99.1	Anchor BanCorp Wisconsin Inc. Press Release dated March 2, 2009.